UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 16, 2023

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices, including zip code)

(888) 424-3646

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $115.00 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Membership Interests Purchase Agreement

As previously announced in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2023, that same day, UpHealth, Inc. (“UpHealth” or the “Company”) agreed to sell 100% of the outstanding equity interests of its wholly-owned subsidiary, Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), to Forest Buyer, LLC, a Delaware limited liability company (“Buyer”) and an affiliate of GTCR LLC, a leading private equity firm, pursuant to a membership interests purchase agreement (the “Purchase Agreement”), dated November 16, 2023, by and among the Company, Cloudbreak and Buyer (the “Sale” and all of the transactions contemplated by the Purchase Agreement, as supplemented by the terms and conditions of the Transaction Support Agreement (as defined below), including entry into the Escrow Agreement (as defined below), the Supplemental Indentures (as defined below) and any documents or instruments relating to the Fundamental Change Repurchase Offer (as defined below), collectively, the “Transactions”). The Transactions are expected to close (the “Closing”) on the date that is the third business day following the satisfaction or waiver of each of the conditions to Closing, but in no event prior to March 15, 2024, unless consented to in writing by the Company and Buyer (such date, the “Closing Date”).

The below description of the Purchase Agreement and the Transactions is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this Current Report on Form 8-K (this “Current Report”) as Exhibit 2.1, and the terms of which are incorporated in this Current Report by reference. Capitalized terms used but not otherwise defined in this Current Report will have the meanings given to them in the Purchase Agreement. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Cloudbreak. In particular, the assertions embodied in the representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Purchase Agreement are not necessarily characterizations of the actual state of facts about the Company or Cloudbreak at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Pursuant to the terms of the Purchase Agreement, the “Cash Consideration” for the Sale means an amount equal to $180,000,000, with adjustments for debt as of immediately prior to the Closing and cash as of 11:59 p.m. (Delray Beach, Florida time) on the day immediately prior to the Closing Date (the “Calculation Time”), Cloudbreak’s net working capital as of the Calculation Time, and unpaid expenses related to the Transactions. The consideration payable for the benefit of the Company at the Closing shall equal $180,000,000, subject to adjustments for the estimated closing debt and cash and the estimated unpaid expenses related to the Transactions (the “Estimated Cash Consideration”), with all such Estimated Cash Consideration to be delivered by Buyer to the Escrow Agent for deposit into certain segregated escrow accounts to be established pursuant to the Escrow Agreement, as described below. Following the Closing, in connection with a customary adjustment to the Cash Consideration, which adjustment is expected, in the absence of any disagreement, to be determined within 120 days following the Closing Date, to the extent that the Cash Consideration exceeds the Estimated Cash Consideration, a payment shall be made for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes (each as defined below) of an amount equal to the amount by which the Cash Consideration exceeds the Estimated Cash Consideration (up to an excess equal to the amount of the Adjustment Escrow Amount (as defined below)). To the extent that following such customary adjustment to the Cash Consideration, the Estimated Cash Consideration is greater than the Cash Consideration, Buyer and the Company shall cause the Escrow Agent (as defined below) to make payment to Buyer (or its designees) of an amount equal to the lesser of (i) the amount by which the Estimated Cash Consideration exceeds the Cash Consideration, and (ii) the Adjustment Escrow Amount held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (as defined below) (the “Adjustment Escrow Funds”), in each case, from the Adjustment Escrow Account, and after any such payments are made to Buyer, the remaining Adjustment Escrow Funds (if any) shall be paid for the purpose of repurchasing the 2026 Notes and/or the 2025 Notes.

Escrow Agreement

Pursuant to the terms of the Purchase Agreement, prior to the Closing, the Company, Buyer and an escrow agent (the “Escrow Agent”) will enter into one or more escrow agreements in a customary form to be agreed upon as provided under the Purchase Agreement by Buyer, the Company, the Required Noteholders (as defined below) and the Escrow Agent (the “Escrow Agreement”), pursuant to which, at the Closing, Buyer will remit to the Escrow Agent all of the Estimated Cash Consideration to be deposited as follows: (i) $3,000,000 (the “Adjustment Escrow Amount”) shall be deposited in a segregated escrow account to satisfy any adjustment to the Cash Consideration (the “Adjustment Escrow Account”); (ii) $27,000,000 (the “Tax Escrow Amount”), subject to reduction if the Company and Buyer mutually determine prior to the Closing that the maximum possible amount of taxes that would become due and payable by the Company as a result of the Transactions (the “Maximum Seller Tax Amount”) should be less than $27,000,000, in which case the Tax Escrow Amount shall be reduced to an amount equal to the agreed-upon Maximum Seller Tax Amount, shall be deposited in a segregated escrow account to enable the Company to pay any and all taxes that become due and payable by the Company as a result of the Transactions (the “Tax Escrow Account”); provided, that any amounts remaining in the Adjustment

Escrow Account after the post-Closing adjustment or in the Tax Escrow Account after the payment of all taxes shall (x) if the Fundamental Change Repurchase Date (as defined in the Senior Secured Notes Indenture) has not yet occurred, be paid to the Notes Escrow Account (as defined below) by wire transfer of immediately available funds for purposes of making an offer to repurchase the 2026 Notes and the 2025 Notes, or (y) if the Fundamental Change Repurchase Date has occurred, be released to the Company (and held in a deposit account subject to a control agreement in favor of the Consenting Noteholders) for the sole purpose of complying with mandatory repurchase requirements set forth in the Senior Secured Notes Supplemental Indenture with respect to any remaining 2025 Notes; and (iii) the remaining portion of the Estimated Cash Consideration (such amount, the “Notes Escrow Amount”), shall be deposited in a segregated escrow account (the “Notes Escrow Account”, and together with the Adjustment Escrow Account and the Tax Escrow Account, the “Escrow Accounts”), the purpose of which shall be to fund the offer, on behalf of the Company, (a) to repurchase all of the Company’s 6.25% unsecured convertible notes due 2026 (“2026 Notes” and all beneficial holders thereof, the “2026 Noteholders”), issued under the indenture, dated as of June 9, 2021, by and among the Company and Wilmington Trust, National Association (the “Trustee”), in its capacity as trustee thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to the Unsecured Notes Supplemental Indenture, the “Unsecured Notes Indenture”), which repurchase shall use a portion of the Notes Escrow Account, together with any dividends, interest, distributions and other income received in respect thereof, less any losses on investment thereof, less distributions thereof in accordance with the Purchase Agreement and the Escrow Agreement (the “Notes Escrow Fund”), which portion as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is currently estimated to be equal to $115,000,000, and which payment is expected to occur on or around June 3, 2024, together with the payment of any other amounts to be made to the 2026 Noteholders concurrently with the payment of such portion of the Notes Escrow Funds as specified by the Unsecured Notes Indenture following a Fundamental Change (as such term is defined in the Unsecured Notes Indenture), which other amounts may be paid using amounts of the Notes Escrow Funds, and (b) in addition to the repurchase of up to all of the 2026 Notes, to repurchase in accordance with the terms of the Senior Secured Notes Indenture (as defined below) in the event of a Fundamental Change (as defined in the Senior Secured Notes Indenture) the maximum principal amount of the Company’s variable rate convertible senior secured notes due 2025 (“2025 Notes” and all beneficial holders thereof, the “2025 Noteholders”), issued under the indenture, dated as of August 18, 2022, by and among the Company, the subsidiary guarantors party thereto and the Trustee, in its capacity as trustee and as collateral agent thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to the Senior Secured Notes Supplemental Indenture, the “Senior Secured Notes Indenture” and together with the Unsecured Notes Indenture, the “Indentures”), which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change and presuming that all of the 2026 Noteholders accept the repurchase of the 2026 Notes as well as any other amounts of the Notes Escrow Funds paid in respect of the repurchase of the 2026 Notes, is estimated to be approximately $25,800,000, and the Company, in accordance with such terms of the Senior Secured Notes Indenture, shall make such payments of other amounts required to be made in connection with such repurchase, which other amounts may be paid using amounts of the Notes Escrow Funds, such that following the payment of the amounts to be paid for such initial repurchase of the 2025 Notes, which payment is expected to occur on or around June 3, 2024, a portion of the 2025 Notes shall remain outstanding (which, as of the date of the Purchase Agreement and based on certain assumptions that are subject to change, is estimated to be approximately $31,427,000 in aggregate principal amount), the terms of which shall be governed by the 2025 Notes and the Senior Secured Notes Indenture and the Senior Secured Notes Supplemental Indenture (it being acknowledged and agreed that all of the 2025 Noteholders that have not signed the Transaction Support Agreement will be repurchased in full with respect to their 2025 Notes to the extent such noteholders so elect and all of the 2025 Noteholders that have signed the Transaction Support Agreement will be partially repurchased with respect to their 2025 Notes on a pro rata basis). In the event that any amounts remain outstanding of the Notes Escrow Funds, those amounts shall be used to offer to repurchase in part such anticipated outstanding amount of the 2025 Notes in accordance with the terms of the Senior Secured Notes Indenture in the event of a Fundamental Change (as such term is defined in the Senior Secured Notes Indenture). Furthermore, any repurchases of the 2025 Notes in accordance with the Purchase Agreement will be made at a premium of 5.00% to the principal amount of such 2025 Notes.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties by each of the Company, Cloudbreak and Buyer as of the date of the Purchase Agreement and as of the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect.

In the event that Buyer or any of its affiliates obtains any third party representations and warranties insurance policy related to the representations and warranties in the Purchase Agreement (a “Buyer Insurance Policy”), such Buyer Insurance Policy shall expressly provide that the insurer issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Company (including any former, current or future representative of the Company) based upon, arising out of, or in any way connected to the Purchase Agreement, the Transactions, or such Buyer Insurance Policy, except with respect to Fraud of the Company. The foregoing subrogation provision may not be amended, waived, modified or otherwise revised by Buyer or any of its affiliates in any Buyer Insurance Policy, and the Company shall be an intended third party beneficiary under any Buyer Insurance Policy of such subrogation provision.

No Survival

The representations and warranties of the parties contained in the Purchase Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach, and the covenants and agreements of the parties contained in the Purchase Agreement do not survive the Closing; provided, that any covenants or agreements which by their terms contemplate performance (in whole or in part) after the Closing will survive to the extent so required to be performed after the Closing, and provided further, that the foregoing will not prevent or otherwise limit the rights of any party in the event of Fraud.

The Purchase Agreement provides for a mutual release of claims by the Company and by Buyer (on behalf of itself, the Guarantors (as defined below) and Cloudbreak and its subsidiaries), effective as of the Closing.

Covenants of the Parties

Each party agreed in the Purchase Agreement to cooperate in good faith with the other parties and their affiliates and take such actions and execute and deliver such documents and instruments that are reasonably necessary, proper or advisable to consummate the Transactions as promptly as practicable, and otherwise use its reasonable best efforts to take certain actions to effect the Closing. The Purchase Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Purchase Agreement and the earlier of the Closing or the termination of the Purchase Agreement in accordance with its terms, including the performance of certain migration activities in respect of Cloudbreak, as well as certain customary covenants that will continue after the Closing to the extent required to be performed after the Closing.

The Company and Cloudbreak have agreed not to solicit, negotiate or enter into any alternative competing transactions during the period from the date of the Purchase Agreement and continuing until the earlier of the termination of the Purchase Agreement or the Closing; provided, that notwithstanding the foregoing and subject to the terms and conditions of the Purchase Agreement, prior to the Company’s receipt of the Requisite Stockholder Approval (as defined below), the Company may engage in discussions or negotiations regarding an acquisition transaction pursuant to a bona fide written Acquisition Proposal made or delivered to the Company or Cloudbreak after the execution and delivery of the Purchase Agreement, that the Company’s board of directors (the “Board”) has determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which the failure of the Board to take action would be inconsistent with its fiduciary duties.

Conditions to Closing

The Purchase Agreement contains customary conditions to Closing of each of the Company, Cloudbreak and Buyer.

Unless waived by the Company, the obligations of the Company and Cloudbreak to consummate the Transactions are subject to the satisfaction of the following Closing conditions: (i) the representations and warranties of Buyer being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (subject to certain materiality qualifiers); (ii) material compliance with covenants and agreements to be performed by Buyer prior to the Closing; (iii) all applicable waiting periods under the HSR Act having expired or been otherwise terminated; (iv) the Company’s receipt of the affirmative vote in favor of the Transactions by the holders of a majority of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) entitled to vote thereon, voting together as a single class in person or by proxy at a meeting (the “Stockholder Meeting”) of the Company’s stockholders held for such purpose (the “Requisite Stockholder Approval”); (v) no pending or overtly threatened litigation by any governmental authority to prevent or prohibit the consummation of the Closing; (vi) receipt of the Escrow Agreement, executed by each of Buyer and the Escrow Agent, and such agreement being in full force and effect; (vii) receipt of the Transition Services Agreement (as defined below), executed by Buyer; and (viii) receipt of customary certificates and other Closing deliverables of Buyer.

Unless waived by Buyer, the obligations of Buyer to consummate the Transactions are subject to the satisfaction of the following Closing conditions: (i) each of the Fundamental Representations of the Company and Cloudbreak (other than those regarding equity interests in Cloudbreak and title thereto) being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (subject to certain materiality and Material Adverse Effect qualifiers); (ii) each of the representations and warranties of the Company and Cloudbreak regarding equity interests in Cloudbreak and title thereto being true and correct as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date;

(iii) each of the other representations and warranties of the Company and Cloudbreak contained in the Purchase Agreement being true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein) as of the date of the Purchase Agreement and the Closing or, to the extent made as of an earlier date, as of such earlier date (except to the extent that, without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, the facts, circumstances and events that cause such representations and warranties to not be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect); (iv) material compliance with the covenants and agreements to be performed by the Company and Cloudbreak; (v) since the date of the Purchase Agreement, no fact, event or circumstance having occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect on Cloudbreak and its subsidiaries, taken as a whole; (vi) the Company having received the Requisite Stockholder Approval at the Stockholder Meeting; (vii) Buyer, the Company and Cloudbreak having obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary for the consummation of the Transactions, in each case on terms and conditions satisfactory to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated; (viii) no action having been taken or overtly threatened by or before any governmental authority of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (a) prevent the performance of the Purchase Agreement or the consummation of the Transactions or declare the Transactions unlawful, (b) cause the Transactions to be rescinded following consummation, (c) adversely affect the right of Buyer to own the equity interests of Cloudbreak or operate the businesses of or control Cloudbreak and its subsidiaries, (d) affect adversely the right of Cloudbreak and its subsidiaries to own their respective assets or control their respective businesses or (e) result in any material damages being assessed against Cloudbreak or any of its subsidiaries; and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect; (ix) receipt of the Escrow Agreement, executed by each of the Company and the Escrow Agent, and such agreement is in full force and effect; (x) receipt of the Intellectual Property Assignment Agreement, executed by the Company; (xi) receipt of the Transition Services Agreement, executed by the Company; (xii) receipt of all data relating to the business of Cloudbreak that is stored on any system owned or controlled by the Company or any of its affiliates (other than Cloudbreak or any of its subsidiaries); (xiii) receipt of (a) a customary fairness opinion confirming that the Transactions are fair to the Company’s stockholders and (b) a customary solvency opinion confirming that the Company will remain solvent following the Transactions, each on terms and conditions reasonably satisfactory to Buyer and duly completed by an independent financial advisor mutually agreed upon by the Company and Buyer; (xiv) the Senior Management Agreement shall remain in full force and effect as of the Closing; (xv) no Seller Insolvency Event has occurred; (xvi) the Company and Cloudbreak having completed, to Buyer’s reasonable satisfaction, all migration activities they are obligated to complete pursuant to the Purchase Agreement; (xvii) receipt of the fully executed Supplemental Indentures, and such agreements remain in full force and effect in accordance with their terms; (xviii) the Estimated Net Working Capital as set forth in the Estimated Closing Statement is equal to or greater than $5,000,000; (xix) receipt of customary certificates and other Closing deliverables of the Company; and (xx) receipt of written resignations, effective as of the Closing, of the officers and board members of Cloudbreak and its subsidiaries.

Termination

The Purchase Agreement may be terminated at any time prior to the Closing by either Buyer or the Company by giving written notice to such other party if the Closing does not occur by May 16, 2024 (the “Outside Date”), or such other date as may be extended pursuant to the Purchase Agreement, provided, that the party receiving such notice does not then have the right to terminate the Purchase Agreement due to an uncured breach of the Purchase Agreement by the notifying party, which breach would give rise to the failure of certain of the receiving party’s Closing conditions.

The Purchase Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written agreement of Buyer and the Company; (ii) by written notice by Buyer for the uncured breach of the Purchase Agreement by the Company or Cloudbreak, which breach would give rise to the failure of certain of Buyer’s Closing conditions, subject to customary cure rights and obligations; (iii) by written notice by the Company for Buyer’s uncured breach of the Purchase Agreement, which breach would give rise to the failure of certain of the Company’s Closing conditions, subject to customary cure rights and obligations; (iv) by written notice by either Buyer or the Company if any law is enacted that makes the consummation of the Transactions illegal or otherwise prohibited, or if the consummation of the Transactions would violate any nonappealable final order, decree or judgment of a governmental authority of competent jurisdiction or require the approval of any court or any other governmental authority to consummate the Transactions; (v) by either Buyer or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Stockholder Meeting, except that such right will not be available to any party whose breach of the Purchase Agreement was the primary cause of, or primarily resulted in, the failure to obtain such approval; (vi) by Buyer if the Board has effected a Seller Board Recommendation Change or the Company, its affiliates or any of their respective representatives has breached its obligations under the non-solicitation provisions of the Purchase Agreement; (vii) by the Company, at any time prior to receiving the Requisite Stockholder Approval, if (a) the Company has received a Superior Proposal, (b) the Board has authorized the Company to enter into a definitive alternative acquisition agreement to consummate the acquisition transaction contemplated by such Superior Proposal in accordance with the non-solicitation provisions of the Purchase Agreement, (c) Cloudbreak has complied with its obligations with respect to solicitation, and (d) concurrently with such termination, Cloudbreak pays the Termination Fee (as defined below) due to Buyer in accordance with the Purchase Agreement; or (viii) by Buyer, in the event (i) of the occurrence of a Seller Insolvency Event or (ii) the Company and Cloudbreak are not able to satisfy the condition that they deliver customary fairness and customary solvency opinions.

Termination Fee

The Purchase Agreement provides that if (a) the Purchase Agreement is validly terminated by either Buyer or the Company by giving written notice to such other party if the Closing does not occur on or before the Outside Date (an “Applicable Termination”), (b) prior to an Applicable Termination, the Company or Cloudbreak has received an Acquisition Proposal or an Acquisition Proposal has been publicly made or disclosed (and not publicly irrevocably withdrawn at least 4 business days prior to the Stockholder Meeting at which a vote is taken on the Transactions), and (c) within 12 months following such Applicable Termination, an acquisition transaction is consummated or the Company enters into a definitive agreement with respect to an acquisition transaction, then the Company will pay to Buyer a termination fee equal to $7,200,000 (the “Termination Fee”), concurrently with the earlier of the execution of the definitive agreement and the consummation of such acquisition transaction; provided, that if the Purchase Agreement is validly terminated by the Company due to its failure to obtain the Requisite Stockholder Approval, or by Buyer (i) for the uncured breach of the Purchase Agreement by the Company or Cloudbreak, which breach would give rise to the failure of certain of Buyer’s Closing conditions, (ii) if the Board has effected a Seller Board Recommendation Change or the Company, its affiliates or any of their respective representatives has breached its obligations under the non-solicitation provisions of the Purchase Agreement, or (iii) in the event of the occurrence of a Seller Insolvency Event or the Company and Cloudbreak are not able to satisfy the condition that they deliver customary fairness and customary solvency opinions, then the Company must promptly (and in any event within 2 business days) following such termination pay to Buyer the Termination Fee; provided further, that if the Purchase Agreement is validly terminated by the Company at any time prior to receiving the Requisite Stockholder Approval due to (a) the Company having received a Superior Proposal, (b) the Board having authorized the Company to enter into a definitive alternative acquisition agreement to consummate the acquisition transaction contemplated by such Superior Proposal in accordance with the non-solicitation provisions of the Purchase Agreement, (c) Cloudbreak has complied with its obligations with respect to solicitation, and (d) concurrently with such termination, Cloudbreak pays the Termination Fee due to Buyer in accordance with the Purchase Agreement, then the Company must prior to or concurrently with such termination pay to Buyer the Termination Fee.

If the Purchase Agreement is terminated, all further obligations of the parties under the Purchase Agreement (except for certain obligations related to confidentiality, effect of termination, payment of the Termination Fee, fees and expenses and customary miscellaneous provisions) will terminate, and no party to the Purchase Agreement will have any further liability to any other party thereto except for liability for any Fraud or willful breach of the Purchase Agreement prior to termination. In addition to the foregoing, no termination of the Purchase Agreement will affect the rights or obligations of any party under the Confidentiality Agreement, or, in the event of termination by the Company for an uncured breach of the Purchase Agreement by Buyer that would give rise to the failure of certain of the Company’s Closing conditions, the Limited Guaranty, which rights, obligations and agreements will survive the termination of the Purchase Agreement in accordance with their respective terms; provided, that notwithstanding the foregoing or anything in the Purchase Agreement to the contrary, following the termination of the Purchase Agreement, the maximum aggregate liability of Buyer and its affiliates for any and all liabilities or damages suffered as a result of the breach of the Purchase Agreement or any representation, warranty, covenant or agreement contained therein of Buyer, or the failure to consummate the Transactions, shall in no event exceed $14,400,000.

Equity Commitment Letter

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, GTCR Strategic Growth Fund I/B LP, GTCR Strategic Growth Fund I/C LP and GTCR Strategic Growth Co-Invest I LP, each a Delaware limited partnership (the “Guarantors”), entered into an equity commitment letter with Buyer (the “Equity Commitment Letter”), pursuant to which, subject only to the terms and conditions set forth in the Equity Commitment Letter, the Guarantors have committed to invest in Buyer, directly or indirectly, the applicable amounts set forth therein, the proceeds of which may be used to consummate the Transactions (the “Equity Financing”). The Company is an express third-party beneficiary under the Equity Commitment Letter, and is entitled to specifically enforce the provisions thereof against Buyer. Buyer has represented and warranted in the Purchase Agreement that, assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, and assuming satisfaction of all of Buyer’s conditions to Closing and the mutual conditions of Buyer and the Company to Closing, the Equity Financing, when funded, will be sufficient to enable Buyer to timely perform its obligations to pay, fund or discharge all of the items to be paid, funded or discharged by Buyer contemplated by the Equity Commitment Letter.

Limited Guaranty

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, Buyer delivered to the Company and Cloudbreak a duly executed limited guaranty from the Guarantors in favor of the Company (the “Limited Guaranty”), pursuant to which, subject only to the conditions expressly set forth in the Limited Guaranty, the Guarantors are guaranteeing certain obligations of Buyer in connection with the Purchase Agreement. In the event the Purchase Agreement is terminated by the Company for an uncured breach of the Purchase Agreement by Buyer which would give rise to the failure of certain of the Company’s Closing conditions, the Limited Guaranty, and the rights, obligations and agreements set forth therein, will survive the termination of the Purchase Agreement in accordance with its terms. Buyer has represented and warranted in the Purchase Agreement that the Guarantors have sufficient cash, available lines of credit, capital commitments or other sources of available funds to satisfy the full amount of their guaranteed obligations under the Limited Guaranty.

Debt Commitment Letter

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, Buyer delivered to the Company a debt commitment letter from Buyer and certain debt financing sources (the “Debt Commitment Letter”), providing for, subject only to the conditions set forth in the Debt Commitment Letter, a commitment to provide the debt financing described therein, the proceeds of which may be used to consummate the Transactions.

Transition Services Agreement

Prior to the Closing, the Company and Cloudbreak will enter into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Company will agree to provide, following the Closing, certain transition services to Cloudbreak with respect to the operation of the business of Cloudbreak on terms and conditions mutually acceptable to Cloudbreak and the Company.

Transaction Support Agreement

In connection and concurrently with the entry into the Purchase Agreement, the Company, Cloudbreak and Buyer entered into a transaction support agreement, dated as of November 16, 2023 (as may be amended, modified, or supplemented from time to time, including any exhibits, schedules, or annexes thereto, the “Transaction Support Agreement”), with certain beneficial holders of the 2025 Notes (being the holders of at least 69% of the 2025 Notes, the “Consenting Senior Secured Noteholders”) and certain beneficial holders of the 2026 Notes (being the holders of at least 88% of the 2026 Notes, the “Consenting Unsecured Noteholders”, and together with the Consenting Senior Secured Noteholders, the “Consenting Noteholders”), pursuant to which the parties thereto have agreed, among other things, to support the Purchase Agreement and the Transactions and to enter into and effect the Escrow Agreements, the Supplemental Indentures in connection with the Fundamental Change Repurchase Offer to be made by the Company and each other Definitive Document (as defined in the Transaction Support Agreement), in each case, subject to the terms and conditions set forth in the Transaction Support Agreement.

Fundamental Change Repurchase Offer

The Transaction Support Agreement provides that (i) the Company and Cloudbreak will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including releasing the Escrow Funds as set forth in each Escrow Agreement, commencing offers to repurchase the 2025 Notes and the 2026 Notes in accordance with the terms of the applicable Indenture as a result of any or all of the Transactions constituting a Fundamental Change (as such term is defined in each of the Indentures) under the applicable Indenture (each, a “Fundamental Change Repurchase Offer”) and delivering the applicable Fundamental Change Company Notices (as such terms are defined in each of the Indentures) pursuant to the applicable Indenture, in each case, at the times and pursuant to the terms specified in the Supplemental Indentures; (ii) the Buyer will abide by the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreements and the Supplemental Indentures, including, for the avoidance of doubt, depositing and releasing the Notes Escrow Funds as set forth in the Escrow Agreement; and (iii) the Consenting Noteholders will, so long as the Company complies with the applicable terms, conditions and procedures set forth in the Indentures, participate in and comply with the terms set forth in respect of any Fundamental Change Company Notice given under (and as defined in) the applicable Indenture and Supplemental Indenture in connection with each relevant Fundamental Change Repurchase Offer.

The Company and each Consenting Noteholder, in their separate and individual capacities, represent in the Transaction Support Agreement that, as of the date thereof and to the best of their knowledge, and assuming that all coupon payments on the 2025 Notes and the 2026 Notes due prior to June 3, 2024 are paid in full: if the Sale were to occur on March 15, 2024, (i) the outstanding amount due and payable in the aggregate to the 2025 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Senior Secured Notes Indenture to be consummated on June- 3, 2024 would be $62,208,500, consisting of (a) $57,227,000 in aggregate principal amount of the 2025 Notes (assuming 100% participation), (b) $2,861,350 premium payable in respect of the 2025 Notes, and (c) $2,120,150 in accrued and unpaid interest; and (ii) the outstanding amount due and payable in the aggregate to the 2026 Noteholders arising under or in connection with a Fundamental Change Repurchase Offer under the Unsecured Notes Indenture to be consummated on June 3, 2024 would be $119,596,084, consisting of (x) $115,000,000 in aggregate principal amount of the 2026 Notes (assuming 100% participation) and (y) $4,596,084 of accrued and unpaid interest. The Company Parties and the Consenting Noteholders expressly agree and acknowledge under the Transaction Support Agreement that Buyer is not assuming and shall not assume any Note Obligations (as defined in the applicable Indenture) as part of or in connection with the Transactions.

Additional Agreements in Support of the Transactions

The Transaction Support Agreement provides for certain agreements by and among the Company and Cloudbreak (severally and not jointly) and Buyer, including, among other things, to support, execute necessary agreements, provide any necessary consents, and otherwise take all actions reasonably necessary or reasonably requested by any of such parties or the Consenting Noteholders to facilitate the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures (it being understood and agreed that the Buyer will not be required to be a party to the Supplemental Indentures), and to take no action, nor solicit, encourage, direct or support any other person to take any action inconsistent with such party’s obligations under or seek to modify in whole or in part, in a manner inconsistent with the Transaction Support Agreement, each of the Transaction Support Agreement, the Purchase Agreement, the Escrow Agreement, the Supplemental Indentures and any documents or instruments relating to the Fundamental Change Repurchase Offer, or any action that directly or indirectly would, or would reasonably be expected to, breach the Transaction Support Agreement or prevent, interfere with, materially delay or impede the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures; provided, that except as and to the extent limited by the terms of the Transaction Support Agreement, the foregoing does not in any way limit the rights and obligations of the Company or Cloudbreak under the terms of the Purchase Agreement with respect to alternative acquisition transactions.

In addition, each of the Company and Cloudbreak has agreed (severally and not jointly) to (a) grant liens in favor of the 2025 Noteholders and 2026 Noteholders with respect to the Escrow Accounts and the funds held therein, as applicable, subject to the terms of the Supplemental Indentures and any related intercreditor agreements; and (b) in connection with the Unsecured Notes Supplemental Indenture, grant a second priority lien on the assets of the Company and Cloudbreak and any subsidiaries of the Company and Cloudbreak that are not at such time a debtor or debtor in possession in any bankruptcy proceeding, including the jointly administered Chapter 11 proceedings pending before the United States Bankruptcy Court for the District of Delaware under caption In re UpHealth Holdings, Inc., Case No. 23-11476-LSS (the “Chapter 11 Proceedings”), provided, that any such liens on the issued and outstanding equity interests of Cloudbreak or the assets of Cloudbreak and its subsidiaries will be released at or prior to the Closing.

Subject to the terms of the Transaction Support Agreement, each Consenting Noteholder has agreed, severally and not jointly with respect to all 2025 Notes and 2026 Notes (as applicable) beneficially owned by such Consenting Noteholder as of the date of the Transaction Support Agreement, and agreed to direct the Trustee (solely to the extent permissible under the terms of the relevant Indenture), as applicable: (a) to support the Purchase Agreement and the Transactions on the terms set forth in the Transaction Support Agreement, execute necessary agreements, in form and substance acceptable to Buyer and reasonably acceptable to the beneficial holders, as of any date of determination, of (i) more than 50% in principal amount of the 2025 Notes beneficially owned or controlled by the Consenting Noteholders in the aggregate as of such date and (ii) more than 50% in principal amount of the 2026 Notes beneficially owned or controlled by the Consenting Noteholders in the aggregate as of such date (provided, that if there are at least two unaffiliated Consenting Noteholders, then such beneficial holders must include at least two unaffiliated Consenting Noteholders) (the “Required Noteholders”) (provided that the Escrow Agreement and the Supplemental Indentures shall be acceptable to the Required Parties, and the Consenting Noteholder Critical Items shall be acceptable to the Required Noteholders), to provide any necessary consents, and to otherwise take all available actions necessary or requested by any party to the Transaction Support Agreement facilitate the consummation of the Transactions, including the sale and entry into the Supplemental Indentures; provided, that notwithstanding the foregoing, nothing in the Transaction Support Agreement shall require the Consenting Noteholders to (x) assist the Company, Cloudbreak or Buyer in obtaining additional support for the Transactions from the Company’s or Cloudbreak’s other stakeholders (including any of the 2025 Noteholders or 2026 Noteholders that are not Consenting Noteholders), (y) take any action that requires a specified percentage of the aggregate principal amount of the 2025 Notes or 2026 Notes, as applicable, in excess of the percentage thereof then beneficially held by the Consenting Noteholders, or (z) otherwise take any action that is not permitted under the Indentures or applicable law; (b) not to direct the Trustee to take any action, nor solicit, encourage, or support any other person to take any action, inconsistent with such Consenting Noteholder’s obligations under the Transaction Support Agreement and the approval, acceptance, and implementation of the Transactions, including the Sale and entry into the Supplemental Indentures; (c) to give, to the fullest extent able, any notice, order, instruction, or direction to the Trustee necessary or reasonably requested by any of the Company, Cloudbreak, Buyer and the Consenting Noteholders to give effect to the Transactions, including the Sale and entry into the Supplemental Indentures; (d) to (i) not take any action, directly or indirectly, that would, or would reasonably be expected to, prevent, interfere with, materially delay, or impede, the consummation of the Transactions, including the Sale and entry into the Supplemental Indentures, (ii) not directly or indirectly propose, support, endorse, vote for, consent to, solicit, initiate, approve, or take any other action in furtherance of the negotiation or toward the pursuit of any alternative Acquisition Transaction (as such term is defined in the Purchase Agreement), alternative Acquisition Proposal (as such term is defined in the Purchase Agreement), or Alternative Acquisition Agreement (as such term is defined in the Transaction Support Agreement), and (iii) not, nor direct any other person to take, any action that would, or would reasonably be expected to, breach the Transaction Support Agreement, or object to, or delay, or take any other negative action, directly or indirectly, to interfere with the implementation of the Transactions, including the Sale and entry into the Supplemental Indentures; (e) until the completion of the initial Fundamental Change Repurchase Offer, to not, and to not direct any other person (including, without limitation, the Trustee) to, exercise any right or remedy for the enforcement, collection or recovery of any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, against the Company or Cloudbreak in respect of the 2025 Notes or the 2026 Notes (as applicable), including resulting from (i) the Specified Defaults (as defined below) and (ii) either of (A) the default in any payment of interest on any 2025 Note or 2026 Note when due and payable, and the default continues for a period of 30 days, or (B) the default in the payment of principal or premium, if any, of any 2025 Note or 2026 Note when due and payable on the Maturity Date (as defined in the applicable Indenture), upon (x) Optional Redemption, any required repurchase, declaration of acceleration or otherwise (with respect to the 2025 Notes), or (y) any required repurchase, declaration of acceleration or otherwise (with respect to the 2026 Notes), other than in accordance with the Transaction Support Agreement and/or the Purchase Agreement; provided, that the agreement pursuant to this clause (e) is subject to the limitations as set forth the Transaction Support Agreement, including that it shall not constitute a waiver of any defaults (including the Specified Defaults or any existing or future defaults or events of default), nor compliance with any term or provision of the applicable Indenture, nor shall it establish a custom or course of dealing or waiver, alter or impair the obligations of the Company and the Subsidiary Guarantors, as applicable, or the rights and remedies of the Trustee, the collateral agent or the Consenting Noteholders under the applicable Indenture, at law or in equity, and the Consenting Noteholders have expressly reserved all of their rights and remedies under the applicable Indenture and applicable law with respect to all defaults and events of default (including, without limitation, the Specified Defaults) except as expressly modified or limited by the Transaction Support Agreement; (f) to take no action, directly or indirectly, that would be inconsistent with the proceeds waterfall set forth in the Purchase Agreement as described above, the Escrow Agreement and the Supplemental Indentures; and (g) to agree (including in the Senior Secured Notes Supplemental Indenture) that the 2025 Notes beneficially held by noteholders who are not Consenting Noteholders and the 2026 Notes may each be paid with the proceeds of the Transactions, with any remaining 2025 Notes beneficially held by the Consenting Noteholders that are not fully paid with the proceeds of the Transactions (including the full depletion of the Notes Escrow Account) to be governed by the Senior Secured Notes Indenture as supplemented by the Senior Secured Notes Supplemental Indenture.

Representations and Warranties

The Transaction Support Agreement provides for customary representations and warranties by each of the Consenting Noteholders (each only as to itself), the Company, Cloudbreak and Buyer as of the date of the Transaction Support Agreement. Certain of the representations are subject to specified exceptions and qualifications contained in the Transaction Support Agreement.

Each of the Company, Cloudbreak and each Consenting Noteholder has expressly agreed and acknowledged that (a) its inability to perform under the Transaction Support Agreement as a result of or in light of (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally and/or (ii) general principles of equity (regardless of whether such enforceability is considered), including any invocation thereof by the warranting party, shall create an immediate termination right in favor of Buyer, and (b) Buyer is not assuming and shall not assume any obligations under the 2025 Notes or 2026 Notes (or the applicable Indenture) as part of or in connection with the Transactions.

Modification and Termination Events

Pursuant to the terms of the Transaction Support Agreement, certain amendments, modifications, waivers and supplements to the Purchase Agreement (including the provisions relating to the purchase and sale of interests and the Consenting Noteholders and any provision or term relating to the Fundamental Change Repurchase Offers, the Escrow Agreement, the Transaction Support Agreement or the Supplemental Indentures, as well as as any modification, amendment, waiver, or supplement thereto that materially and adversely affects the Consenting Noteholders), will require the prior written consent of the Required Noteholders; provided, that any modification, amendment, waiver, or supplement that has a material, disproportionate, and adverse effect on any specific Consenting Noteholder as compared to other Consenting Noteholders will require the consent of each such affected Consenting Noteholder. Any modification, amendment, waiver or supplement to the Transaction Support Agreement, the Escrow Agreement or the Supplemental Indentures will require the prior written consent of the Required Noteholders; provided, that any modification or amendment to the definitions of “Required Parties”, “Required Noteholders”, and any other defined term whose definition affects the population thereby will require the consent of all Consenting Noteholders.

The Transaction Support Agreement will terminate and, except as otherwise provided for therein, all obligations of the parties shall immediately terminate and be of no further force and effect upon the occurrence of certain events, including (a) the date upon which all of the funds held in each Escrow Account have been released and such funds have been applied in accordance with the Purchase Agreement, the Escrow Agreement, the Supplemental Indentures and any documents or instruments relating to the Fundamental Change Repurchase Offer, (b) the mutual written consent of each of the Required Parties or (c) if the Closing Date does not occur on or before the Outside Date (unless such date is extended by Buyer, in its sole and exclusive discretion, for up to one month after the initial Outside Date and, thereafter, by the Required Parties). In addition, the Transaction Support Agreement may be terminated (a) by Buyer (i) if the Supplemental Indentures have not been entered into and effected by December 20, 2023 (unless such date is extended by the Buyer), (ii) upon any material breach of the Transaction Support Agreement by any of the Company, Cloudbreak or the Consenting Noteholders that goes unremedied for a period of 5 business days following written notice thereof, (iii) if the Purchase Agreement is terminated and/or there is a material default or event of default under the Purchase Agreement by any party other than Buyer, unless waived by Buyer, or (iv) if any of the Company, Cloudbreak or any Consenting Noteholder is either (A) unable to perform its obligations under the Transaction Support Agreement due to (x) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (y) general principles of equity, or (B) invokes such inability, unless waived by the Buyer; and (b) by the Required Noteholders (i) upon any material breach by Buyer of the Transaction Support Agreement that goes unremedied for a period of 5 business days following written notice thereof and (ii) upon the material breach by the Buyer of Article I of the Purchase Agreement, the Escrow Agreement or the Supplemental Indentures as they relate to the Fundamental Change Repurchase Offers or the release of Escrow Funds from the Escrow Accounts; provided, that the Transaction Support Agreement may be terminated by either Buyer or the Required Noteholders if the Purchase Agreement is terminated.

Except as otherwise provided in the Transaction Support Agreement, upon termination in accordance with its terms, the Transaction Support Agreement shall be void and of no further force or effect, and each party shall be released from its commitments, undertakings, and agreements under or related thereto, and there shall be no liability or obligation on the part of any party (other than in the case of breach or non-performance by such party of its obligations thereunder prior to the date of such termination).

Supplemental Indentures

In accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Trustee will enter into a supplement to the Senior Secured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Senior Secured Notes Supplemental Indenture”), that will, among other things (a) provide for the waiver, with respect to the Company and Cloudbreak, of the specified events of default under the Senior Secured Notes Indenture resulting from the commencement of the Chapter 11 Proceedings (the “2025 Indenture Events of Default”); (b) rescind, with respect to the Company and Cloudbreak, the acceleration of the 2025 Notes resulting from the occurrence of the foregoing events of default (the “2025 Notes Acceleration”); (c) provide for certain changes to certain of the definitions in the Senior Secured Notes Indenture, including “Permitted Indebtedness”; (d) provide for certain modifications to covenants of the Company and certain changes with respects to events of default; (e) provide a carveout for the Sale from the terms of the Senior Secured Notes Indenture with respect to mergers and sale transactions; and (f) delete the rule prohibiting repurchases in connection with a Fundamental Change (as defined in the Senior Secured Notes Indenture) arising from the Sale at the time the 2025 Notes have been accelerated, and will modify the provisions in respect of repurchases of 2025 Notes as a result of a Fundamental Change for the Consenting Noteholders in respect of the Sale to account for a multi-step process for the repurchase of the 2025 Notes (i.e., to require a repurchase offer at Closing and in connection with subsequent paydowns with the proceeds of released funds from the Escrow Accounts), in each case, at a 5.00% premium to the principal amount of such 2025 Notes.

In addition, in accordance with the terms of the Purchase Agreement and the Transaction Support Agreement, the Company and the Trustee will enter into a supplement to the Unsecured Notes Indenture, to be agreed and effected no later than December 20, 2023 (the “Unsecured Notes Supplemental Indenture” and together with the Senior Secured Notes Supplemental Indenture, the “Supplemental Indentures”), that will, among other things (a) provide for the waiver, with respect to the Company, of the specified events of default under the Unsecured Notes Indenture resulting from the 2025 Notes Acceleration and the commencement of the Chapter 11 Proceedings (the “2026 Indenture Events of Default” and together with the 2025 Indenture Events of Default, the “Specified Defaults”); (b) add each subsidiary of the Company, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 Proceedings, as a guarantor of the obligations under the 2026 Notes pursuant to the Unsecured Notes Indenture; (c) cause the Company and each of its subsidiaries, other than any subsidiary of the Company that is, as of the date of the Unsecured Notes Supplemental Indenture, a debtor or debtor in possession in any bankruptcy proceeding, including the Chapter 11 Proceedings, to grant a second-priority security interest on the same collateral that secures the 2025 Notes; (d) in connection with those items described in clauses (b) and (c) above, incorporate provisions similar to those in the Senior Secured Notes Indenture including with respect to covenants and events of default and as modified by the Senior Secured Notes Supplemental Indenture; and (e) provide a carveout for the Sale from the terms of the Unsecured Notes Indenture with respect to mergers and sale transactions.

The Company has agreed to use its reasonable best efforts to take all actions that may be required under or in connection with the execution of the Supplemental Indentures. The Supplemental Indentures, once entered into by the Company and the Trustee, may not be amended, modified or terminated in a manner that is material and adverse to Buyer without its prior written consent.

The foregoing description of the Transaction Support Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Support Agreement, which is attached as Exhibit 4.1 to this Current Report and incorporated by reference herein.

Voting and Support Agreement

In connection and concurrently with the entry into the Purchase Agreement, on November 16, 2023, the Company entered into a voting and support agreement (the “Voting Agreement”) with Buyer and certain stockholders of the Company which are directors and/or executive officers (or an affiliate thereof) of the Company (the “Stockholders”), pursuant to which such Stockholders have agreed, among other things, to vote (i) all of the shares of Common Stock owned of record or beneficially by held by them as of the date of the Purchase Agreement and (ii) any additional shares of Common Stock or other voting securities of the Company acquired by the Stockholders or their affiliates prior to the record date for the Stockholder Meeting, in favor of the approval of the Transactions and against any proposals that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or Cloudbreak contained in the Purchase Agreement or result in any condition set forth in the Purchase Agreement not being satisfied or not being fulfilled prior to the Closing. The Voting Agreement provides for customary representations, warranties and covenants by Buyer and the Stockholders, and will terminate automatically and without further action upon the earliest to occur of: (i) the valid termination of the Purchase Agreement in accordance with its terms, (ii) a change in the

Board’s recommendation that the Transactions be approved by the Company’s stockholders in a manner that is adverse to Buyer, as set forth in the Purchase Agreement (a “Seller Board Recommendation Change”), (iii) written notice of termination of the Voting Agreement by Buyer to the Stockholders or by mutual written agreement, (iv) the time that the Requisite Stockholder Approval has been obtained and (v) the Closing.

The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding obtaining customary regulatory and stockholder approval, the closing, including its timing, of the sale of Cloudbreak, the use of proceeds of the sale, the projected operation and financial performance of UpHealth and its various subsidiaries, including following the sale of Cloudbreak, its product offerings and developments and reception of its product by customers, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of Cloudbreak not being satisfied, the ability of the parties to close the sale on the expected closing date or at all, the ability of UpHealth to service or otherwise pay its debt obligations, including to holders of UpHealth’s convertible notes in the event the closing does not occur, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.uphealthinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on November 15, 2022. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Item

2.1†	Membership Interests Purchase Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC and Forest Buyer, LLC.

4.1	Transaction Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Cloudbreak Health, LLC, Forest Buyer, LLC and the Consenting Noteholders.

10.1†	Voting and Support Agreement, dated November 16, 2023, by and among UpHealth, Inc., Forest Buyer, LLC and the stockholders set forth on the signature pages thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2023

By:	/s/ Martin S. A. Beck
Name:	Martin S. A. Beck
Title:	Chief Executive Officer